Exhibit 10.4

EMPLOYMENT AGREEMENT

Ceridian Canada Ltd.

(“Ceridian Canada”)

- and -

Paul Elliott

(“Elliott”)

Date: April 20th, 2016

ARTICLE 1

DEFINITIONS

In this Agreement, unless something in the subject matter or context is inconsistent therewith, all defined terms shall have the meanings set forth below:

1.01 “Affiliate” shall mean with respect to any specified Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, where “control” means the possession, directly or indirectly, or the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.02 “Base Salary” shall mean the regular cash compensation paid on a periodic basis as contemplated in Section 3.01, exclusive of benefits, bonuses or incentive payments.

1.03 “Cause” shall mean cause as defined under Section 4.01, and for the avoidance of doubt the definition of Cause as set forth herein shall be used for the purposes of defining “cause”, as applicable, under the Stock Option Documents.

1.04 “Ceridian” shall mean Ceridian HCM, Ceridian Canada and all of their respective Affiliates, or any one of them.

1.05 “Ceridian HCM” shall mean Ceridian HCM, Inc. a Delaware corporation having a business address at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425 U.S.A., and any successor in interest by way of consolidation, operation of law, merger or otherwise.

1.06 “Confidential Information” shall mean all information known or used by Ceridian in connection with its business, including but not limited to any technology, including computer software and designs, program, code, formula, design, prototype, compilation of information, data, techniques, process, information relating to any product, device, equipment or machine, industrial or commercial designs, customer information, financial information, marketing information, business opportunities, and the results of research and development, including without limitation:

(a) information or material relating to Ceridian and its business as conducted or anticipated to be conducted, including without limitation: business plans; operations;

past, current or anticipated services, products or software; customers or prospective customers; relations with business partners or prospective business partners; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities;

(b) information or material relating to Ceridian’s inventions, improvements, discoveries, “know-how,” technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of Ceridian’s services, products or software;

(c) information on or material relating to Ceridian which when received is marked as “proprietary,” “private” or “confidential;”

(d) trade secrets of Ceridian;

(e) software of Ceridian in various stages of development, software designs, web-based solutions, specifications, programming aids, programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of Ceridian;

(f) information relating to employees of Ceridian including with respect to compensation, positions, job descriptions, responsibilities, areas of expertise and experience; and

(g) any similar information of the type described above which Ceridian obtained from another party and which Ceridian treats as or designates as being proprietary, private or confidential, whether or not owned or developed by Ceridian.

Notwithstanding the foregoing, “Confidential Information” does not include any information which is now or subsequently becomes properly generally publicly available or in the public domain; is independently made available to Elliott in good faith by a third party who has not violated a confidential relationship with Ceridian; or is required to be disclosed by law or legal process. Notwithstanding the foregoing, information which is made generally publicly available by or with the aid of Elliott outside the scope of employment or contrary to the requirements of this Agreement and reasonable business practice will not be generally publicly available or in the public domain for the purposes of this Agreement.

1.07 “Disability” shall mean a circumstance in which Elliott, through bona fide illness, physical or mental, is continuously unable to perform his duties on a full-time basis for a period of 180 days from the commencement of such illness; and for such purposes, in calculating any period of disability, unless and until Elliott shall have returned to attending to the affairs of Ceridian on a full-time basis for 30 consecutive normal working days, the alleged period of disability shall be deemed to have continued without any interruption whatsoever.

1.08 “Good Reason” shall mean any act, or failure to act, or omission by Ceridian Canada that would constitute at Law in the Province of Ontario constructive dismissal of Elliott, and shall for purposes hereof, include (i) any material adverse change in his duties, roles and responsibilities as President of Ceridian HCM, (ii) any adverse change to Elliott’s line of reporting, provided that Elliott shall report directly to the Chief Executive Officer of Ceridian HCM, or (iii) the relocation of the place of Elliott’s employment to a location in excess of 50 km from his principal place of employment as of the date hereof. Notwithstanding anything to the contrary contained in this definition, no Good Reason shall be effective or deemed to occur, unless notice referencing the definition of Good Reason in this Agreement and including a description of the factors constituting the alleged “Good Reason” is provided in writing to the Chief Executive Officer of Ceridian HCM by Elliott (or his representatives on his behalf) and Ceridian Canada fails to cure such alleged “Good Reason” within 30 days; provided that in the event Ceridian Canada terminates Elliott for Cause, any failure by Elliott (or his representatives on his behalf) to provide notice of an alleged “Good Reason” prior to such termination shall not prejudice Elliott’s right to claim that a “Good Reason” occurred prior to such termination.

1.09 “Person” is to be interpreted broadly and shall include any individual, partnership, firm, corporation, company, limited liability or joint stock company, trust, unincorporated association, joint venture, syndicate, governmental entity or any other entity, and pronouns have a similarly extended meaning.

1.10 “Stock Option Documents” means 2013 Ceridian HCM Holdings Inc. Stock Incentive Plan made with an effective date of October 1, 2013 (as such plan may be amended or replaced from time to time), together with any and all stock option agreements and award letters or agreements issued to Elliott under such plan (whether currently existing or issued hereafter).

ARTICLE 2

EMPLOYMENT, DUTIES AND TERM

2.01 Employment. Upon the terms and conditions set forth in this Agreement, Ceridian Canada hereby employs Elliott as President of Ceridian HCM, reporting to the Chief Executive Officer of Ceridian HCM, and Elliott hereby accepts such employment.

2.02 Duties and Responsibilities. As President of Ceridian HCM, Elliott shall:

(a) devote his full-time and reasonable best efforts to Ceridian and to fulfilling the duties of his position which shall include such duties as may from time to time be assigned to him by Ceridian HCM’s Chief Executive Officer, provided that such duties are reasonably consistent with Elliott’s education, experience and background;

(b) report directly to the Chief Executive Officer of Ceridian HCM;

(c) comply with Ceridian’s policies and procedures to the extent that such policies and procedures are not inconsistent with this Agreement, in which case the provisions of this Agreement shall prevail.

2.03 Term. Subject to the provisions of ARTICLE 4, this Agreement and Elliott’s employment as President shall commence immediately as of the date of this Agreement, and shall continue until terminated by either party in accordance with the terms hereof (the “Term”).

2.04 Elliott Representation. Elliott hereby represents to Ceridian Canada that the execution and delivery of this Agreement by Elliott and the performance by Elliott of Elliott’s duties hereunder shall not constitute a breach of, or otherwise contravene the terms of any employment agreement or other agreement or policy to which Elliott is a party or otherwise bound.

ARTICLE 3

COMPENSATION AND EXPENSES

3.01 Base Salary. For all services rendered under this Agreement during the Term, Ceridian Canada shall pay Elliott a Base Salary in an amount not less than Four Hundred Twenty Five Thousand ($425,000) Dollars CAD per year, which amount will be subject to annual review in accordance with Ceridian Canada’s annual salary review process. The Base Salary shall be paid in accordance with Ceridian Canada’s normal payroll procedures and policies, as such procedures and policies may be modified from time to time.

3.02 Bonus and Incentive. Elliott shall be eligible to participate in Ceridian Canada’s bonus or incentive plans, as the same may exist from time to time. Bonus or incentive compensation shall be at the sole discretion of Ceridian Canada, provided that Elliott’s target incentive bonus, as well as the range of the potential bonus payout, for each fiscal year of Ceridian Canada (January I to December 31), shall be Eighty Percent (80%) of your Base Salary. Payments are based on achievement of the applicable performance objectives established by Ceridian in its sole discretion. Ceridian shall have the right to alter, amend or eliminate any bonus or incentive plans, or Elliott’s participation therein, without compensation to Elliott provided the changes are consistent with those affecting other executives at Elliott’s level. The bonus or incentive compensation shall be prorated if Elliott’s employment during the year for which such amount is paid is less than a full year.

3.03 Benefit Plans. Elliott shall be entitled to participate in the employee health and welfare, retirement and other employee benefits programs offered generally from time to time by Ceridian to its senior executive employees, to the extent that Elliott’s position, tenure, salary, and other qualifications make Elliott eligible to participate.

3.04 Business Expenses. Ceridian Canada shall, consistent with its policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Elliott in performing his or her duties as an employee of Ceridian Canada, provided that Elliott accounts promptly for such expenses to Ceridian Canada in the manner prescribed from time to time by Ceridian Canada.

3.05 Vacation. Elliott is entitled to five weeks paid vacation in each calendar year; provided that such vacations may be taken only at such times as Elliott and the Chief Executive Officer of Ceridian HCM may from time to time reasonably determine having regard to the operations of Ceridian. Vacation should be taken in the then current year, but may be carried over into the immediately succeeding calendar year, provided that such vacation must be used by December 31 of such calendar year or will be forfeited by Elliott without compensation. Entitlement may not be otherwise accumulated from year to year except in accordance with Ceridian’s policies.

3.06 Deductions. Ceridian Canada shall be entitled to make such deductions and withholdings from Elliott’s remuneration as are by law required to be made, and as may be required by Elliott’s participation in any of the benefit programs described herein.

3.07 Success Bonus. Pursuant to a letter agreement to Elliott from Ceridian HCM dated November 18, 2013 (the “Success Bonus Letter”), Elliott was offered a cash bonus amount of $600,000 USD payable upon the occurrence of certain events, the details of which were set forth in such letter (the “Success Bonus”). As further consideration for accepting the position of President of Ceridian HCM as contemplated hereunder, and notwithstanding anything to the contrary in the Success Bonus Letter, Ceridian HCM and Ceridian Canada agree that, provided Elliott is a Ceridian employee on the date of payment contemplated below (but subject to subsection (c) below), the Success Bonus shall be payable to Elliott as follows:

(a) Fifty percent (50%) will be payable forthwith upon signing of this Agreement;

(b) Subject to subsection (c) below,

(i) Twenty five percent (25%) will be payable on the first anniversary of this Agreement; and

(ii) Twenty five percent (25%) will be payable on the second anniversary of this Agreement.

(c) Notwithstanding anything herein to the contrary, in the event Ceridian Canada terminates this Agreement and Elliott’s employment without Cause (as contemplated in Section 4.02 below) or Elliott terminates this Agreement and his employment for Good Reason (as contemplated in Section 4.05 below), Ceridian Canada shall pay Elliott the balance of the Success Bonus at the same time as the other compensation contemplated in Section 4.06).

3.08 Stock Option Grants. Subject to the execution and delivery of appropriate documentation related thereto, and subject to the approval of the Board of Directors, you will be granted l ,000,000 options (the “Options”) to purchase shares in Ceridian HCM Holding, Inc.’s common stock, which Options will all be subject to time vesting over a 4 year period. The exercise price per share will be based on the value of Ceridian HCM Holding, Inc. on the date of the grant. The Options to be awarded under this Section shall be provided subject to and in conformity with the provisions of Ceridian HCM Holding, Inc.’s stock incentive plan currently in effect (a copy of which will be provided to Elliott), as same may be amended from time to time, and a non qualified stock option agreement to be entered into by Elliott and Ceridian HCM Holding, Inc..

ARTICLE 4

EARLY TERMINATION

4.01 Termination for Cause. Ceridian Canada may terminate this Agreement and Elliott’s employment immediately for Cause. For the purpose hereof “Cause” shall mean any event, act or failure to act, or omission by Elliott which would constitute at law in the Province of Ontario cause for dismissal, including without limitation the following:

(a) conduct involving theft or misappropriation of assets of Ceridian;

(b) fraud, embezzlement or an indictable offense under the Criminal Code (Canada);

(c) any material act of dishonestly, financial or otherwise, against Ceridian;

(d) intentional violations of law involving moral turpitude;

(e) any material violation of Ceridian’s Code of Conduct and ethics policies;

(f) breach of his obligations under any non-competition, non-solicitation or other similar agreement made with any member of Ceridian;

(g) the continued failure by Elliott to attempt in good faith to perform his duties as reasonably assigned to Elliott pursuant to Section 2.02 of ARTICLE 2 of this Agreement, after receiving not less than 60 days written notice of such failure and a demand to rectify such failure (which notice specifically identifies the manner in which it is alleged Elliott has not attempted in good faith to perform such duties.

4.02 Termination Without Cause. Ceridian Canada may terminate this Agreement and Elliott’s employment without Cause immediately upon written notice to Elliott. In the event of termination of Elliott’s Employment pursuant to this Section 4.02 , compensation shall be paid to Elliott as follows:

(a) a lump sum cash payment equal to two years Base Salary;

(b) a Jump sum payment equal to a pro rated portion of Elliott’s Bonus or incentive compensation referenced in Section 3.02 above (at target level), if any, to which he would have become entitled for the fiscal year in which his termination occurs;

(c) reasonable executive-level outplacement services, not to exceed $12,000 CAD, in value for a period of up to 12 months (or if earlier, until the first acceptance by Elliott of an offer of employment), to be provided through Ceridian Canada’s preferred provider of such services;

(d) continuation of those certain employment related benefits to the extent and for the period prescribed under the Employment Standards Act (Ontario).

4.03 Termination by Elliott upon Written Notice. Elliott may terminate this Agreement and his employment at any time on at least 60 days’ prior written notice to Ceridian Canada, or such shorter period of notice as may be accepted by Ceridian Canada in writing. Ceridian Canada shall be entitled to waive entirely, or abridge, such notice period, without being required to pay Elliott any severance payment in lieu or other compensation in respect of such notice period.

4.04 Termination In The Event of Death or Disability. This Agreement and Elliott’s employment shall terminate in the event of death or Disability of Elliott, in which case the following will apply:

(a) In the event of Elliott’s death, Ceridian Canada shall pay a lump sum cash payment equal to one year’s Base Salary as soon as practicable following Ceridian Canada’s receipt of notice of Elliott’s death. Such amount shall be paid (i) to the beneficiary or beneficiaries designated in writing to Ceridian Canada by Elliott, (ii) in the absence of such designation to the surviving spouse, or (iii) if there is no surviving spouse, or such surviving spouse disclaims all or any part, then the full amount, or such disclaimed portion, shall be paid to the executor, estate trustee or like personal representative of Elliott’s estate;

(b) In the event of Elliott’s Disability, Base Salary shall be terminated as of the end of the 180 day period that Elliott is unable to perform his duties on a full-time basis and that establishes that Elliott suffers from a Disability;

(c) In the event of termination by reason of Elliott’s death or Disability, in addition to the death or Disability benefits provided in Section 4.04(a) and Section 4.04(b), Ceridian Canada shall pay to Elliott a prorated portion of the bonus compensation, if any, to which Elliott would otherwise have become entitled for the fiscal year in which his death or Disability occurs had Elliott remained continuously employed for the full fiscal year, calculated by multiplying such bonus compensation by a fraction, the numerator of which is the number of days in the applicable fiscal year through the date of termination and the denominator or which is 365. The amount payable pursuant to this Section 4.04(c) shall be paid within 15 days after the date such bonus would have been paid had Elliott remained employed for the full fiscal year.

4.05 Termination for Good Reason. Elliott may terminate his employment with Ceridian Canada for Good Reason (in accordance with the notice requirements set forth herein) and receive the compensation set out in Section 4.02.

4.06 Entire Termination Payment. The compensation provided for in this ARTICLE 4 for termination of this Agreement and Elliott’s employment pursuant to Sections 4.02, 4.03, 4.04 or 4.05 shall constitute Elliott’s sole remedy for such termination. Elliott shall not be entitled to any other notice of termination, or termination or severance payment which otherwise may be payable to Elliott under common law, statute or other agreement between Elliott and Ceridian Canada, and he shall have no action, cause of action, claim or demand against Ceridian Canada or other Ceridian Affiliate or any other Person as a consequence of such termination. It shall be a condition of the payment of the compensation provided for in this ARTICLE 4 that Elliott shall execute a release satisfactory to Ceridian at the time of termination of this Agreement.

4.07 Return of Records upon Termination. Upon termination of Elliott’s employment with Ceridian Canada for any reason whatsoever, all documents, records, notebooks, and similar repositories of, or containing, trade secrets or intellectual property of Ceridian, or any Confidential Information, then in Elliott’s possession or control, including copies thereof, whether prepared by Elliott or others, will be promptly returned to or left with Ceridian.

ARTICLE 5

CONFIDENTIALITY AND ETHICS

5.01 Confidentiality. Elliott acknowledges Ceridian’s representation that it has taken reasonable measures to preserve the secrecy of its Confidential Information. Elliott will not, during the term or after the termination or expiration of this Agreement or his employment, publish, disclose, or utilize in any manner any Confidential Information obtained while employed by Ceridian Canada, except that, during Elliott’s employment, Elliott shall be entitled to use and disclose Confidential Information (i) as reasonably required to perform Elliott’s duties as an employee of Ceridian, and (ii) in the reasonable conduct of the business and Elliott’s role within the business. If Elliott leaves the employ of Ceridian, Elliott will not, without Ceridian’s prior written consent, retain or take away any drawing, writing or other record in any form containing any Confidential Information. Further, Elliott agrees to comply with the terms and conditions of Ceridian’s Privacy Guidelines & Pledge of Confidentiality, the terms of which are attached hereto as Appendix A and are incorporated herein by reference and form a part of this Agreement.

5.02 Business Conduct and Ethics. During the Term, Elliott will engage in no activity or employment which may conflict with the interest of Ceridian, and will comply with Ceridian’s policies and guidelines pertaining to business conduct and ethics.

5.03 Policies. Elliott agrees to follow the policies and procedures established by Ceridian from time to time.

ARTICLE 6

INTELLECTUAL PROPERTY RIGHTS, DISCLOSURE

AND ASSIGNMENT

6.01 Disclosure. Elliott will disclose promptly in writing to Ceridian all inventions, improvements, discoveries, software, writings and other works of authorship which are conceived, made, discovered, or written jointly or singly on Ceridian time or on Elliott’s own time, providing the invention, improvement, discovery, software, writing or other work of authorship is capable of being used by Ceridian in the normal course of business. All such inventions, improvements, discoveries, software, writings and other works of authorship shall belong solely to Ceridian immediately upon conception, development, creation, production or reduction to practice, and Elliott hereby waives any and all moral rights that he may have therein.

6.02 Instruments of Assignment. Elliott will sign and execute all instruments of assignment and other papers to evidence transfer of Elliott’s entire right, title and interest in such inventions, improvements, discoveries, software, writings or other works of authorship in Ceridian, at the request and the expense of Ceridian, and Elliott will do all acts and sign all instruments of assignment and other papers Ceridian may reasonably request relating to applications for patents, patents, copyrights, and the enforcement and protection thereof. lf Elliott is needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements, discoveries, software, writings or other works of authorship conceived, developed or reduced to practice by Elliott, Elliott agrees to do so, and if Elliott leaves the employ of Ceridian, Ceridian shall pay Elliott at a rate mutually agreeable to Elliott and Ceridian, plus reasonable traveling or other expenses.

6.03 Ceridian’s IP Development Agreement. Without limiting the generality of the foregoing, Elliott agrees to comply with the terms and conditions of Ceridian’s Intellectual Property Agreement as amended from time to time, the current terms of which are attached hereto as Appendix B and are incorporated herein by reference and form a part of this Agreement.

ARTICLE 7

NON-COMPETITION, NON-RECRUITMENT, AND NON-DISPARAGEMENT

7.01 General. The parties hereto recognize and agree that (a) Elliott is a senior executive of Ceridian and is a key executive of Ceridian, (b) Elliott has received, and will in the future receive, substantial amounts of Confidential Information, (c) Ceridian’s business is conducted on a worldwide basis, and (d) provision for non-competition, non-recruitment and non-disparagement obligations by Elliott is critical to Ceridian’s continued economic well-being and protection of Ceridian’s Confidential Information. In light of these considerations, this ARTICLE 7 sets forth the terms and conditions of Elliott’s obligations of non-competition, non- recruitment and non-disparagement subsequent to the termination of this Agreement and/or Elliott’s employment for any reason.

7.02 Non-Competition.

(a) During the term of this Agreement, Elliott will devote full time and energy to furthering Ceridian’s business and will not pursue any other business activity without Ceridian’s written consent. Unless the obligation is waived or limited by Ceridian in accordance with subsection (b) of this Section 7.02, Elliott agrees that during his employment and for a period of two years following termination of employment with Ceridian Canada for any reason, Elliott will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in competition with any part of Ceridian’s business as conducted as of the date of such termination of employment or with any part of Ceridian’s contemplated business. For purposes of this subsection (a), “shareholder” shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange. For the avoidance of doubt “Ceridian’s business” as used herein shall include business conducted by any Ceridian Affiliates and any partnership or joint venture in which Ceridian or its Affiliates is a partner or joint venture.

(b) At its sole option Ceridian may, by written notice to Elliott at any time within the Non-Compete Period, waive or limit the time and/or geographic area in which Elliott cannot engage in competitive activity.

7.03 Non-Recruitment. During the term of employment and for a period of two years following termination of employment for any reason, Elliott will not directly or indirectly hire any of Ceridian’ s employees, or solicit any of Ceridian’ s employees for the purpose of hiring them or inducing them to leave their employment with Ceridian, nor will Elliott own, manage, operate, join, control, consult with, participate in the ownership, management, operation or control of, be employed by, or be connected in any manner with any person or entity which engages in the conduct proscribed in this Section 7.03. This provision shall not preclude Elliott from responding to a request (other than by Elliot’s employer) for a reference with respect to an individual’s employment qualifications.

7.04 Non-Disparagement. Elliott will not, during the term or after the termination or expiration of this Agreement or Elliott’s employment, make disparaging statements, in any form, about Ceridian, its officers, directors, agents, employees, products or services which Elliott knows, or has reason to believe, are false or misleading.

7.05 Survival and Enforceability. The obligations of this ARTICLE 7 shall survive the expiration or termination of this Agreement and Elliott’s employment. Should any provision of this ARTICLE 7 be held invalid or illegal, such illegality shall not invalidate the whole of this ARTICLE 7 or the Agreement, but, rather, ARTICLE 7 shall be construed as if it did not contain the illegal part or narrowed to permit its enforcement, and the rights and obligations of the parties shall be construed and enforced accordingly. In furtherance of and not in limitation of the foregoing, Elliott expressly agrees that should the duration of or geographical extent of, or business activities covered by, any provision of this ARTICLE 7 be in excess of that which is valid or enforceable under applicable law, then such provision shall construed to cover only that duration, extent or activities that may validly be covered. Elliott acknowledges the uncertainty of the law in this respect and expressly stipulates that this ARTICLE 7 shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law. This ARTICLE 7 does not replace and is in addition to any other agreements Elliott may have with Ceridian on the matters addressed herein.

7.06 Replacement of Restrictive Covenants in Stock Option Documents. Ceridian and Elliott agree that the restrictions contained in this ARTICLE 7 are intended to supersede and replace the restrictive covenants contained in Section 13 of the Stock Option Agreement (Reference Number 2013-B) which comprises part of the Stock Option Documents. However, Elliott acknowledges and agrees that the consideration provided for his agreement with the obligations and restrictions contained in this ARTICLE 7 includes the issuance of stock options under such 2013 Agreement, as well as Ceridian’s offer to issue stock as contemplated herein.

ARTICLE 8

GENERAL PROVISIONS

8.01 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Ceridian Canada, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of Ceridian Canada, and any such successor or assign shall absolutely and unconditionally assume all of Ceridian Canada’s obligations hereunder.

8.02 Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address:

(a)	Ceridian Canada Ltd.

c/o 5th Floor – 125 Garry Street

Winnipeg, Manitoba R3C 3P2

Attention: Office of General Counsel

(b)	Paul Elliott

[Reserved].

Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

8.03 Survival. The obligations of Section 5.01 and ARTICLE 6 shall survive the expiration or termination of this Agreement and Elliott’s employment.

8.04 Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

8.05 Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the Province of Ontario and any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the Province of Ontario, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

8.06 Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Subject to applicable law, if there is a conflict or inconsistency between the terms of this Agreement and applicable law, the terms of this Agreement will govern to the extent of that conflict or inconsistency, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.07 Severability. If any provision of this Agreement is found to be invalid, illegal or unenforceable by a court of competent jurisdiction, such provision shall be conclusively deemed to be severable and to have been severed from this Agreement and the balance of this Agreement shall remain in full force and effect, notwithstanding such severance. To the extent permitted by law, each of the parties hereto hereby waives any law, rule or regulation that might otherwise render any provision of this Agreement invalid, illegal or unenforceable.

8.08 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

8.09 Modification. Any changes or amendments to this Agreement must be in writing and signed by both parties.

8.10 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior employment or Change of Control agreements or understandings of the parties hereto with respect to such subject matter, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.

8.11 Language. C’est à la demande expresse des parties que le présent contrat a été rédigé en langue anglaise; the Parties hereto have expressly requested that the present Agreement be drafted in the English language.

8.12 Execution of Agreement. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement. For the purposes of this Section, the delivery of a facsimile copy of an executed counterpart of this Agreement shall be deemed to be valid execution and delivery of this Agreement, but the party delivering a facsimile copy shall deliver an original copy of this Agreement as soon as possible after delivering the facsimile copy.

ARTICLE 9

ELLIOTT’S UNDERSTANDING

9.01 Elliott’s Understanding. Elliott recognizes and agrees that he has read and understood all and each Article, Section and paragraph of this Agreement, and that he has received adequate explanations on the nature and scope of those Articles, Sections and paragraphs which he did not understand. Elliott recognizes that he has been advised that the Agreement entails important obligations on his part, and recognizes that he has had the opportunity of consulting his legal adviser before signing the Agreement.

ARTICLE 10

CONFIRMATION BY CERIDIAN HCM

10.01 Ceridian HCM has executed this Agreement for the purpose of confirming the appointment of Elliott as its President, and to confirm its agreement to the change of the terms of the Success Bonus Letter. However, and for the avoidance of doubt, the parties agree that the employment relationship created hereunder shall be solely between Elliott and Ceridian Canada.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

CERIDIAN CANADA LTD.

Per:	/s/ David Ossip
Name:	David Ossip
Title:	Chief Executive Officer

CERIDIAN HCM, INC.

Per:	/s/ David Ossip
Name:	David Ossip
Title:	Chief Executive Officer

/s/ Paul Elliott April 20/2016
Witness	Paul Elliott

[SIGNATURE PAGE TO P. ELLIOTT EMPLOYMENT AGREEMENT]

APPENDIX A

Privacy Guidelines & Pledge of Confidentiality

As an employee of Ceridian HCM, Inc. or one of its affiliates (collectively “Ceridian”), you will be in a position of trust and confidence, and will have access to and become familiar with Confidential Information (as that term is defined in the Employment Agreement to which this Appendix is attached) used by or in possession of Ceridian. The unauthorized disclosure to or unauthorized use by third parties of any Confidential Information, or your unauthorized use of such information, could seriously harm Ceridian’s business and cause monetary loss that would be difficult, if not impossible, to measure.

Ceridian is sensitive to the necessity of maintaining the confidentiality of Confidential Information. Ceridian recognizes both the inherent right to privacy of every individual and its obligation to preserve the confidentiality of Confidential Information kept in its files. Ceridian is also aware of the concerns about individual privacy and perceived possible abuses of Confidential Information kept in automated data banks and other forms. Ceridian has, therefore, established privacy guidelines to ensure the protection, to the best of Ceridian‘s ability, of all Confidential Information in its possession, in whatever form it is kept, whether it be an automated data bank, manual (or paper) file, microfiche or any other form. Accordingly, all Confidential Information in the possession of Ceridian, whether from clients or from Ceridian’s own employees or contractors, must be handled and protected in accordance with the following principles:

1.	The independent consideration which you shall be entitled to receive in consideration of agreeing to the terms of this document, shall consist of employment by Ceridian in accordance with Ceridian’s written offer of employment. You acknowledge that the foregoing independent consideration consists of real, bargained-for benefits to which you would have no entitlement but for your agreement to be bound by the terms set forth in this document. You further acknowledge that you were not entitled to receive the foregoing independent consideration prior to agreeing to the terms of this document. The terms of this document shall and do form an integral part of the terms of your employment with Ceridian, and shall be considered incorporated into the terms of your offer of employment and / or employment agreement with Ceridian.

2.	You acknowledge Ceridian’s representation that it has taken and intends to take reasonable measures to preserve the secrecy of its Confidential Information, including, but not limited to, requiring you to agree to the terms of this document, as a condition of and part of the terms of your employment with Ceridian. You will hold all Confidential Information in the strictest confidence, and will not directly or indirectly copy, reproduce, disclose or divulge, or permit access to or use of, or obtain any benefit from, the Confidential Information or directly or indirectly use the Confidential Information other than as (a) as reasonably required to perform your duties as an employee of Ceridian, or (b) in the reasonable conduct of the business and your role within the business. For greater certainty, you shall not use the Confidential Information directly or indirectly in any business other than the business of Ceridian, without the prior written consent of Ceridian. Confidential Information is the exclusive property of Ceridian or its Clients (as the case may be), and you will not divulge any Confidential Information to any person except to Ceridian’s qualified employees or advisers or other third parties with whom Ceridian has confidential business relations, and you will not, at any time, use Confidential Information for any purpose whatsoever, except as required to perform your duties as an employee of Ceridian or in the reasonable conduct of the business or your role within the business. Without limiting the generality of the foregoing, you acknowledge and agree that Confidential Information received from a Client is to be used only for the purposes intended by the Client when entering into an agreement with Ceridian, and will not be used for any other purpose. Confidential Information will only be kept for the limited period of time necessary for Ceridian to fulfil its obligations. Regardless of the reason for termination of your employment (and whether or not you or Ceridian terminate the employment relationship): (a) you will not after the term of your employment, disclose Confidential Information which you may learn or acquire during your employment to any other person or entity or use any Confidential Information for your own benefit or for the benefit of another; and (b) you will immediately deliver to Ceridian all property and Confidential Information in your possession or control which belong to Ceridian.

3.	You acknowledge that your breach of the terms of this document may cause irreparable harm to Ceridian and that such harm may not be compensable entirely with monetary damages. If you violate the terms of this document, Ceridian may seek injunctive relief or any other remedy allowed at law, in equity, or under the terms of this agreement. In connection with any suit by Ceridian hereunder, Ceridian shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees or other remuneration which you have realized, as a result of the violation of the terms of this agreement which is the subject of the suit. In addition to the foregoing, Ceridian shall be entitled to collect from you any reasonable attorney’s fees and costs incurred by Ceridian in bringing any successful action against you or in otherwise successfully enforcing the terms hereof against you. You acknowledge and agree that nothing herein shall affect Ceridian’s rights to bring an action in a court of law for any legal claim against any third party who aids you in violating the terms of this agreement or who benefits in any way from your violation hereof.

4.	You understand and agree that the terms of this document shall apply no matter when, how or why your employment terminates and regardless whether the termination is voluntary or involuntary, and that the terms shall survive the termination of your employment.

5.	If any one or more of the terms of this document are deemed to be invalid or unenforceable by a court of law, the validity, enforceability and legality of the remaining provisions will not, in any way, be affected by or impaired thereby; and, notwithstanding the foregoing, all provisions hereof shall be enforced to the extent that is reasonable.

6.	Ceridian’s decision to refrain from enforcing a breach of any term of this document will not prevent Ceridian from enforcing the terms hereof as to any other breach that Ceridian discovers and shall not operate as a waiver against any future enforcement of any part of this document, any other agreement with you or any other agreement with any other employee of Ceridian.

7.	You hereby represent and agree with Ceridian that: (a) you are not bound or restricted by a non-competition agreement, a confidentiality or non-disclosure agreement, or any other agreement with a former employer or other third party, which would conflict with the terms of this offer; and (b) you will not use any trade secrets or other intellectual property belonging to any third party while performing services for Ceridian; and (c) you are of legal age, under no legal disability, have full legal authority to enter into this agreement and have had a reasonable and adequate opportunity to consult with independent counsel regarding the effect of this document, the sufficiency of the independent consideration provided to you, and the reasonableness of the restrictions set forth herein.

Ceridian employs a Privacy Officer who is charged with ensuring that Ceridian complies with all privacy-related obligations imposed by statute or contract. Any questions regarding the collection, use, access, disclosure, retention or destruction of Confidential Information should be directed to the Privacy Officer.

Adherence to the guidelines set out above is a requirement for continued employment with Ceridian. Material breaches of these guidelines may result in discipline up to and including dismissal, or in the case of contractors, cancellation of your contract with Ceridian.

APPENDIX B

Intellectual Property Agreement

In consideration of Ceridian HCM, Inc. or one of its affiliates (collectively “Ceridian”) offering me employment, I hereby expressly acknowledge and agree as follows:

1.0 All Ceridian developments which I may solely or jointly author, conceive, or develop, or reduce to practice, or cause to be authored, conceived, or developed, or reduced to practice, during the term of my employment with Ceridian (collectively “Developments”) are the property of Ceridian. I will promptly make fullest disclosure to Ceridian of all Ceridian Developments. I further agree to execute such documents and do such things as Ceridian may reasonably require from time to time to assign to Ceridian all right, title, and interest in and to all Ceridian Developments, and agree, at Ceridian’s expense, during the term of my employment and thereafter, to execute any and all applications or assignments relating to intellectual property including patents, copyrights, industrial designs and trademarks, and to execute any proper oath or verify any proper document in connection with carrying out the terms of this agreement.

2.0 In the event Ceridian is unable for any reason whatsoever to secure my signature to any lawful and necessary documents relating to paragraph 1 hereof and to apply for, or to prosecute, any applications for letters patent, copyright, designs or trademarks (foreign or domestic) in respect to the Ceridian Developments, I hereby irrevocably designate and appoint Ceridian and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright, designs or trademarks thereon with the same legal force and effect as if executed by me.

3.0 At the time of leaving the employ of Ceridian I will deliver to Ceridian, and will not keep in my possession, nor deliver to anyone else, any and all information in any tangible form and all copies, partial copies, notes, summaries, records, descriptions, drawings, reports and other documents, data or materials of or relating to the Ceridian Developments or which contain or make reference to the Ceridian Developments, in my possession or control.

4.0 I hereby waive for the benefit of Ceridian and, where legally possible, assign to Ceridian any moral rights I have, or may in the future have, in any Ceridian Developments.

5.0 This agreement shall extend to and enure to the benefit of the successors and assigns of Ceridian and shall be binding upon me and my heirs, executors, administrators, successors and assigns.